File No. 33-08214 811-04813

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[_]
Post-Effective Amendment No. 138	[X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 142	[X]

DREYFUS INVESTMENT FUNDS (Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation 200 Park Avenue, New York, New York 10166 (Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Michael A. Rosenberg, Esq. 200 Park Avenue New York, New York 10166 (Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq. Stroock & Stroock & Lavan LLP 180 Maine Lane New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (n)(3) to Item 23 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file a revised Rule 18f-3 Plan as Exhibit (n)(3) to Item 23 to this Registration Statement on Form N-1A.

With respect to Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company International Core Equity Fund, Dreyfus/The Boston Company International Small Cap Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small Cap Tax Sensitive Equity Fund and Dreyfus/The Boston Company Small Cap Value Fund II, parts A and B of Post-Effective Amendment No. 133 to the Registration Statement on Form N-1A filed on January 30, 2009 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein;

With respect to Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/The Boston Company Large Cap Core Fund and Dreyfus/Standish Intermediate Tax Exempt Bond Fund, parts A and B of Post-Effective Amendment No. 136 to the Registration Statement on Form N-1A filed on March 27, 2009 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein; and

With respect to Dreyfus Standish Fixed Income Fund, Dreyfus/Standish Global Fixed Income Fund and Dreyfus/Standish International Fixed Income Fund, parts A and B of Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A filed on April 30, 2009 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

DREYFUS INVESTMENT FUNDS PART C. OTHER INFORMATION

Item 23. Exhibits

(a)	Agreement and Declaration of Trust dated August 13, 1986(1)
(a)(1)	Certificate of Designation of Standish Fixed Income Fund(1)
(a)(2)	Certificate of Designation of Standish International Fund(1)
(a)(3)	Certificate of Designation of Standish Securitized Fund(1)
(a)(4)	Certificate of Designation of Standish Short-Term Asset Reserve Fund(1)
(a)(5)	Certificate of Designation of Standish Marathon Fund(1)
(a)(6)	Certificate of Amendment dated November 21, 1989(1)
(a)(7)	Certificate of Amendment dated November 29, 1989(1)
(a)(8)	Certificate of Amendment dated April 24, 1990(1)
(a)(9)	Certificate of Designation of Standish Equity Fund(1)
(a)(10)	Certificate of Designation of Standish International Fixed Income Fund(1)
(a)(11)	Certificate of Designation of Standish Intermediate Tax Exempt Bond Fund(1)
(a)(12)	Certificate of Designation of Standish Massachusetts Intermediate Tax Exempt Bond
Fund(1)
(a)(13)	Certificate of Designation of Standish Global Fixed Income Fund(1)
(a)(14)	Certificate of Designation of Standish Controlled Maturity Fund and Standish Fixed
Income Fund II(1)
(a)(15)	Certificate of Designation of Standish Tax-Sensitive Small Cap Equity Fund and
Standish Tax-Sensitive Equity Fund(1)
(a)(16)	Form of Certificate of Designation of Standish Equity Asset Fund, Standish Small
Capitalization Equity Asset Fund, Standish Fixed Income Asset Fund and Standish
Global Fixed Income Asset Fund(1)
(a)(17)	Form of Certificate of Designation of Standish Small Capitalization Equity Fund II(1)

(a)(18)	Certificate of Designation of Standish Small Capitalization Equity Asset Fund II,
Standish Diversified Income Fund, Standish Diversified Income Asset Fund(2)
(a)(19)	Form of Certificate of Designation of Institutional Shares and Service Shares of
Standish Small Capitalization Equity Fund II and Standish International Fixed
Income Fund(3)
(a)(20)	Form of Certificate of Designation of Standish International Fixed Income Fund II(4)
(a)(21)	Certificate of Designation of Standish Small Cap Value Fund and Standish
International Small Cap Fund(5)
(a)(22)	Certificates of Designation of Standish Crossover Bond Fund, Standish Opportunistic
High Yield Fund, Standish Opportunistic Emerging Markets Debt Fund and Standish
High Yield Bond Fund(6)
(a)(23)	Amendment to the Agreement and Declaration of Trust dated March 4, 1999(4)
(a)(24)	Amendment to the Agreement and Declaration of Trust dated April 29, 2002(7)
(a)(25)	Amendment to the Agreement and Declaration of Trust dated December 1, 2008(24)
(a)(26)	Certificate of Name Change for Standish World High Yield Fund to Standish High
Yield Bond Fund(7)
(a)(27)	Certificate of Name Change for Standish Controlled Maturity Fund to Standish Short-
Term Fixed Income Fund(7)
(a)(28)	Amendment to the Agreement and Declaration of Trust dated June 21, 2003(8)
(a)(29)	Certificate of Name Change for all Funds(8)
(a)(30)	Certificate of Designation of The Boston Company International Value Opportunities
Fund(9)
(a)(31)	Certificate of Name Change for The Boston Company International Value
Opportunities Fund to The Boston Company World ex-U.S. Value Fund(14)
(a)(32)	Certificate of Name Change for Standish Mellon Short-Term Asset Reserve Fund to
Standish Mellon Enhanced Income Fund(14)
(a)(33)	Certificate of Name Change for The Boston Company Small Capitalization Fund to
The Boston Company Small/Mid Cap Growth Fund(15)

(a)(34)	Certificate of Designation of Mellon Institutional Market Neutral Fund(15)
(a)(35)	Certificate of Designation of Mellon Equity Large Cap Growth Fund(15)
(a)(36)	Certificate of Designation of Newton International Equity Fund(15)
(a)(37)	Certificate of Designation of Mellon Equity Micro Cap Fund(17)
(a)(38)	Certificate of Designation of The Boston Company Emerging Markets Core Equity
Fund(17)
(a)(39)	Certificate of Designation of The Boston Company Small Cap Value Fund II(20)
(a)(40)	Certificate of Designation of The Boston Company International Core Equity Fund
II(20)
(a)(41)	Certificate of Name Change for Mellon Equity Large Cap Growth Fund to Mellon
Capital Large Cap Growth Fund and Mellon Equity Micro Cap Fund to Mellon
Capital Micro Cap Fund(23)
(a)(42)	Certificate of Designation of Classes of Newton International Equity Fund(23)
(b)	Bylaws of the Registrant(1)
(c)	Not applicable
(d)(1)	Investment Advisory Agreement between Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Controlled Maturity Fund(10)
(d)(2)	Investment Advisory Agreement between Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Crossover Bond Fund(10)
(d)(3)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Fixed Income Portfolio(10)
(d)(4)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Global Fixed Income Portfolio(10)
(d)(5)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish High Grade Bond Fund(10)
(d)(6)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish High Yield Bond Fund(10)

(d)(7)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Intermediate Tax Exempt Bond
Fund(10)

(d)(8)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish International Equity Fund(10)

(d)(9)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish International Fixed Income
Fund(10)

(d)(10)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish International Fixed Income Fund
II(10)

(d)(11)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish International Small Cap Fund(10)

(d)(12)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Massachusetts Intermediate Tax
Exempt Bond Fund(10)

(d)(13)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Opportunistic Emerging Markets
Debt Fund(10)

(d)(14)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Opportunistic High Yield Fund(10)

(d)(15)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Select Value Portfolio(10)

(d)(16)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Short-Term Asset Reserve
Portfolio(10)

(d)(17)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Small Cap Growth Portfolio(10)

(d)(18)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Small Cap Value Fund(10)

(d)(19)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Small Capitalization Equity
Fund(10)

(d)(20)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Tax-Sensitive Equity Fund(10)

(d)(21)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish Small Cap Tax-Sensitive Equity
Fund(10)

(d)(22)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company LLC relating to Standish World High Yield Portfolio(10)

(d)(23)	Assumption Agreement between Standish Mellon Asset Management Company, LLC and The Boston Company Asset Management, LLC relating to each series of the
Registrant(11)

(d)(24)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company International Value
Opportunities Fund(14)

(d)(25)	Investment Advisory Agreement between the Registrant and Franklin Portfolio
Associates, LLC relating to Mellon Institutional Market Neutral Fund(16)

(d)(26)	Investment Advisory Agreement between the Registrant and Mellon Equity
Associates, LLP relating to Mellon Equity Large Cap Growth Fund(24)

(d)(27)	Investment Advisory Agreement between the Registrant and Newton Capital
Management Ltd. relating to Newton International Equity Fund(24)

(d)(28)	Investment Advisory Agreement between the Registrant and Mellon Equity
Associates, LLP relating to Mellon Equity Micro Cap Fund(18)

(d)(29)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company Emerging Markets Core
Equity Fund(24)

(d)(30)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company Small Cap Value Fund
II(24)

(d)(31)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company International Core Equity
Fund II(21)

(d)(32)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company International Core Equity
Fund(24)

(d)(33)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company International Small Cap
Fund(24)

(d)(34)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company Large Cap Core Fund(24)

(d)(35)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company Small Cap Growth
Fund(24)

(d)(36)	Investment Advisory Agreement between the Registrant and The Boston Company
Asset Management, LLC relating to The Boston Company Small Cap Value Fund(24)

(d)(37)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company, LLC relating to Standish Mellon Fixed Income Fund(23)

(d)(38)	Investment Advisory Agreement between the Registrant and Standish Mellon Asset
Management Company, LLC relating to Standish Mellon Global Fixed Income
Fund(23)

(d)(39)	Sub-Investment Advisory Agreement between The Dreyfus Corporation and Newton
Capital Management Limited relating to Dreyfus/Newton International Equity
Fund(24)

(e)(1)	Underwriting Agreement between the Registrant and Mellon Funds Distributor,
L.P.(1)

(e)(2)	Underwriting Agreement between the Registrant and MBSC Securities
Corporation(25)

(f)	Not applicable

(g)(1)	Custody, Administration and Accounting Services Agreement between the Registrant and Mellon Bank, N.A.(8)

(g)(2)	Amendment to Custody, Administration and Accounting Services Agreement
between the Registrant and Mellon Bank, N.A.(23)

(g)(3)	Custody Agreement with respect to Mellon Institutional Market Neutral Fund(16)

(g)(4)	Administration and Accounting Services Agreement with respect to Mellon
Institutional Market Neutral Fund(19)

(h)(1)	Administrative Services Agreement between Standish, Ayer & Wood, Inc. and the
Registrant relating to compliance and certain other services(1)
(h)(2)	Most recently revised Exhibit A to Administrative Services Agreement between
Standish, Ayer & Wood, Inc. and the Registrant(18)
(h)(3)	Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc.(14)
(h)(4)	Amendment to the Transfer Agency Agreement between the Registrant and Dreyfus
Transfer, Inc.(23)
(h)(5)	Shareholder Services Plan(26)
(i)(1)	Opinion and Consent of Counsel for the Registrant(12)
(i)(2)	Consent of Counsel for the Registrant is incorporated by reference to Exhibit (i)(2) of
Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A,
filed on April 30, 2009.
(j)	Consents of Independent Registered Public Accounting Firms are incorporated by reference to Exhibit (j) of Post-Effective Amendment No. 137 to the Registration
Statement on Form N-1A, filed on April 30, 2009.
(k)	None
(l)	Not applicable
(m)	Rule 12b-1 Distribution Plan, as revised(26)
(n)(1)	Multiple Class Plan pursuant to Rule 18f-3 relating to Standish Small Capitalization
Equity Fund II and Standish International Fixed Income Fund(3)
(n)(2)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3(23)
(n)(3)	Rule 18f-3 Plan for Dreyfus/Newton International Equity Fund, Dreyfus/The Boston
Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large
Cap Core Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund and
Dreyfus/Standish Intermediate Tax Exempt Bond Fund, amended as of February 4,
2009, revised as of July 15, 2009, is filed herewith.
(p)(1)	Code of Ethics for Standish, Ayer & Wood Investment Trust and Standish, Ayer &
Wood Master Portfolio(13)
(p)(2)	Code of Ethics for Standish Mellon Asset Management Company LLC and Standish
Fund Distributors, L.P.(13)

(p)(3)	Code of Conduct for Mellon Financial Corporation(14)
(p)(4)	Securities Trading Policy (General Edition) for Mellon Financial Corporation(14)
(p)(5)	Securities Trading Policy (Access Decision Maker Edition) for Mellon Financial
Corporation(14)
(q)(1)	Power of Attorney for Registrant (Samuel C. Fleming, Benjamin M. Friedman, John
H. Hewitt, and Caleb Loring III)(11)
(q)(2)	Power of Attorney for Portfolio Trust (Samuel C. Fleming, Benjamin M. Friedman,
John H. Hewitt, and Caleb Loring III)(11)
(q)(3)	Power of Attorney for Portfolio Trust with respect to Feeder Fund Registration
Statements (Samuel C. Fleming, Benjamin M. Friedman, John H. Hewitt and Caleb
Loring III)(11)
(q)(4)	Power of Attorney for Registrant (Patrick J. Sheppard)(11)
(q)(5)	Power of Attorney for Registrant (Steven M. Anderson)(11)
(q)(6)	Power of Attorney for Portfolio Trust (Patrick J. Sheppard)(11)
(q)(7)	Power of Attorney for Portfolio Trust (Steven M. Anderson)(11)
(q)(8)	Power of Attorney for Registrant (J. David Officer)(22)

1. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post-Effective
Amendment No. 88) and incorporated herein by reference thereto.
2. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post-Effective
Amendment No. 81) and incorporated herein by reference thereto.
3. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post-Effective
Amendment No. 91) and incorporated by reference thereto.
4. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post-Effective
Amendment No. 93) and incorporated by reference thereto.
5. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post-Effective
Amendment No. 94) and incorporated by reference thereto.
6. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 100) and incorporated by reference thereto.

7. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 106) and incorporated by reference thereto.

8. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 110) and incorporated herein by reference.

9. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 112) and incorporated herein by reference.

10. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 104) and incorporated herein by reference.

11. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 111) and incorporated herein by reference.

12. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 82) and incorporated herein by reference.

13. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 105) and incorporated herein by reference.

14. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 117) and incorporated herein by reference.

15. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 118) and incorporated herein by reference.

16. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 119) and incorporated herein by reference.

17. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 121) and incorporated herein by reference.

18. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 122) and incorporated herein by reference.

19. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 124) and incorporated herein by reference.

20. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 126) and incorporated herein by reference.

21. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective
Amendment No. 128) and incorporated herein by reference.

22. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective Amendment No. 129) and incorporated herein by reference.

23. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective Amendment No. 130) and incorporated herein by reference.

24. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective Amendment No. 133) and incorporated herein by reference.

25. Filed electronically as an exhibit to Registration Statement No. 33-8214 (Post Effective Amendment No. 135) and incorporated herein by reference.

Item 24. Persons Controlled by or Under Common Control with Registrant

Not Applicable.

Item 25. Indemnification

Under the Registrant's Agreement and Declaration of Trust, as amended, any past or present
Trustee or officer of the Registrant is indemnified to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party or is otherwise involved by reason of his being or having been a Trustee or officer of the Registrant. The Agreement and Declaration of Trust of the
Registrant does not authorize indemnification where it is determined, in the manner specified in the Declaration, that such Trustee or officer has not acted in good faith in the reasonable belief that his actions were in the best interest of the Registrant. Moreover, the Declaration does not authorize indemnification where such Trustee or officer is liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and
Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such Trustee, officer or controlling person against the Registrant in connection with the securities being registered, and the Commission is still of the same opinion, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 26. (a) Business and Other Connections of Investment Adviser

The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser and manager for sponsored investment companies registered under the
Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer. Dreyfus Investment Advisors, Inc., another wholly-
owned subsidiary, provides investment management services to various pension plans, institutions and individuals.

(b) Business and Other Connections of Sub-Investment Adviser

Registrant is fulfilling the requirement of this Item 26 to provide a list of the officers and directors of Newton Capital Management Limited ("Newton"), the sub-investment adviser to Registrant's Dreyfus/Newton International Equity Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Newton or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Newton (SEC File No.
801-42114).

ITEM 26.	Business and Other Connections of Investment Adviser (continued)

Officers and Directors of Investment Adviser

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum	MBSC Securities Corporation++	Chief Executive Officer	3/08 - Present
Chief Executive Officer		Chairman of the Board	3/08 - Present
and Chair of the Board		Director	6/07 - 3/08
		Executive Vice President	6/07 - 3/08

	Dreyfus Service Corporation++	Director	8/06 - 6/07
		Executive Vice President	8/06 - 6/07

J. Charles Cardona	MBSC Securities Corporation++	Director	6/07 - Present
President and Director		Executive Vice President	6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

	Dreyfus Service Corporation++	Executive Vice President	2/97 – 6/07
		Director	8/00 – 6/07

Diane P. Durnin	None
Vice Chair and Director

Phillip N. Maisano	The Bank of New York Mellon *****	Senior Vice President	7/08 – Present
Director, Vice Chair and
Chief Investment Officer

	BNY Mellon, National Association +	Senior Vice President	7/08 – Present

	Mellon Bank, N.A.+	Senior Vice President	4/06 – 6/08

	BNY Alcentra Group Holdings, Inc.++	Director	10/07 – Present

	BNY Mellon Investment Office GP LLC*	Manager	4/07 – Present

	Mellon Global Alternative Investments Limited	Director	8/06 - Present
London, England

	Pareto Investment Management Limited	Director	4/08 - Present
London, England

	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*

	The Boston Company Asset Management, LLC*	Manager	12/06 - Present

	Urdang Capital Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Chairman of Board	8/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

	Founders Asset Management LLC****	Member, Board of	11/06 - Present
Managers

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Standish Mellon Asset Management Company,	Board Member	12/06 - Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408

	Mellon Capital Management Corporation***	Director	12/06 - Present

	Mellon Equity Associates, LLP+	Board Member	12/06 – 12/07

	Newton Management Limited	Board Member	12/06 – Present
London, England

	Franklin Portfolio Associates, LLC*	Board Member	12/06 – Present

Mitchell E. Harris	Standish Mellon Asset Management Company	Chairman	2/05 - Present
Director	LLC	Chief Executive Officer	8/04 - Present
	Mellon Financial Center	Member, Board of	10/04 – Present
	201 Washington Street	Managers
Boston, MA 02108-4408

	Alcentra NY, LLC++	Manager	1/08 – Present

	Alcentra US, Inc. ++	Director	1/08 – Present

	Alcentra, Inc. ++	Director	1/08 – Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 – Present

	Pareto New York LLC++	Manager	11/07 – Present

	Standish Ventures LLC	President	12/05 – Present
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
		Manager	12/05 – Present

	Palomar Management	Director	12/97 – Present
London, England

	Palomar Management Holdings Limited	Director	12/97 – Present
London, England

	Pareto Investment Management Limited	Director	9/04 – Present
London, England

	MAM (DE) Trust+++++	President	10/05 – 1/07
		Member of Board of	10/05 – 1/07
Trustees

	MAM (MA) Holding Trust+++++	President	10/05 – 1/07
		Member of Board of	10/05 – 1/07
Trustees

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Ronald P. O’Hanley	The Bank of New York Mellon Corporation *****	Vice Chairman	7/07 – Present
Director
	Mellon Financial Corporation+	Vice Chairman	6/01 – 6/07
	Mellon Trust of New England, N.A. *	Vice Chairman	4/05 - 6/08
	The Bank of New York Mellon *****	Vice Chairman	7/08 – Present
	BNY Mellon, National Association +	Vice Chairman	7/08 – Present
	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 – Present
	BNY Mellon Investment Office GP LLC+	Manager	4/07 – Present
	EACM Advisors LLC	Manager	6/04 – Present
200 Connecticut Avenue
Norwalk, CT 06854-1940
	Ivy Asset Management Corp.	Director	12/07 – Present
One Jericho Plaza
Jericho, NY 11753
	Neptune LLC+++++	Chairman	7/98 – Present
		President	7/98 – Present
		Member, Management	6/98 – Present
Committee
	Pareto Investment Management Limited	Director	9/04 – Present
London, England
	The Boston Company Asset Management NY,	Manager	10/07 – Present
LLC*
	The Boston Company Asset Management, LLC*	Manager	12/97 – Present
	The Boston Company Holding, LLC*	Vice Chairman	2/07 – Present
	Walter Scott & Partners Limited	Director	10/06 – Present
Edinburgh, Scotland
	WestLB Mellon Asset Management Holdings	Director	4/06 – Present
Limited
Dusseldorf, Germany
	Mellon Bank, N.A. +	Vice Chairman	6/01 – 6/08
	Standish Mellon Asset Management Company,	Board Member	7/01 – Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
	Franklin Portfolio Holdings, LLC*	Director	12/00 - Present
	Franklin Portfolio Associates, LLC*	Director	4/97 – Present
	Pareto Partners (NY) ++	Partner Representative	2/00 – Present

	Buck Consultants, Inc.++	Director	7/97 – Present

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Newton Management Limited	Executive Committee	10/98 - Present
	London, England	Member
		Director	10/98 – Present

	BNY Mellon Asset Management Japan Limited	Director	6/06 - Present
Tokyo, Japan

	TBCAM Holdings, LLC*	Director	1/98 – Present

	MAM (MA) Holding Trust+++++	Trustee	6/03 – Present

	MAM (DE) Trust+++++	Trustee	6/03 – Present

	Pareto Partners	Partner Representative	5/97 – Present
The Bank of New York Mellon Centre
160 Queen Victoria Street
London England

	Mellon Capital Management Corporation***	Director	2/97 – Present

	Mellon Equity Associates, LLP+	Executive Committee	1/98 – 12/07
Member
		Chairman	1/98 – 12/07

	Mellon Global Investing Corp.*	Director	5/97 – Present
		Chairman	5/97 - Present
		Chief Executive Officer	5/97 – Present

Cyrus Taraporevala	Urdang Capital Management, Inc.	Director	10/07 - Present
Director	630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	The Boston Company Asset Management NY,	Manager	08/06 – Present
LLC*

	The Boston Company Asset Management LLC*	Manager	01/08 – Present

	BNY Mellon, National Association+	Senior Vice President	07/06 - Present

	The Bank of New York Mellon*****	Senior Vice President	07/06 - Present

Scott E. Wennerholm	Mellon Capital Management Corporation***	Director	10/05 – Present
Director

	Newton Management Limited	Director	1/06 – Present
London, England

	Gannett Welsh & Kotler LLC	Manager	11/07 – Present
	222 Berkley Street	Administrator	11/07 – Present
Boston, MA 02116

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 – Present

	Ivy Asset Management Corp.	Director	12/07 – Present
One Jericho Plaza
Jericho, NY 11753

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Urdang Capital Management, Inc.	Director	10/07 – Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 – Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Manager	6/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

	Franklin Portfolio Associates LLC*	Manager	1/06 – Present

	The Boston Company Asset Management NY,	Manager	10/07 – Present
LLC*

	The Boston Company Asset Management LLC*	Manager	10/05 – Present

	Pareto Investment Management Limited	Director	3/06 – Present
London, England

	Mellon Equity Associates, LLP+	Executive Committee	10/05 – 12/07
Member

	Standish Mellon Asset Management Company,	Member, Board of	10/05 – Present
	LLC	Managers
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408

	The Boston Company Holding, LLC*	Member, Board of	4/06 – Present
Managers

	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present

	BNY Mellon, National Association +	Senior Vice President	7/08 – Present

	Mellon Bank, N.A. +	Senior Vice President	10/05 – 6/08

	Mellon Trust of New England, N. A.*	Director	4/06 – 6/08
		Senior Vice President	10/05 – 6/08

	MAM (DE) Trust+++++	Member of Board of	1/07 – Present
Trustees

	MAM (MA) Holding Trust+++++	Member of Board of	1/07 – Present
Trustees

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Bradley J. Skapyak	MBSC Securities Corporation++	Executive Vice President	6/07 – Present
Chief Operating Officer
and Director
	Dreyfus Service Corporation++	Executive Vice President	2/07 – 6/07
		Senior Vice President	10/97 – 2/07

	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

Dwight Jacobsen	Pioneer Investments	Senior Vice President	4/06 – 12/07
Executive Vice President	60 State Street
and Director	Boston, Massachusetts

Patrice M. Kozlowski	None
Senior Vice President –
Corporate
Communications

Gary Pierce	The Bank of New York Mellon *****	Vice President	7/08 - Present
Controller

	BNY Mellon, National Association +	Vice President	7/08 - Present

	The Dreyfus Trust Company+++	Chief Financial Officer	7/05 – 6/08
		Treasurer	7/05 – 6/08

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 – Present

	MBSC, LLC++	Chief Financial Officer	7/05 – 6/07
		Manager, Board of	7/05 – 6/07
Managers

	MBSC Securities Corporation++	Director	6/07 – Present
		Chief Financial Officer	6/07 – Present

	Dreyfus Service Corporation++	Director	7/05 – 6/07
		Chief Financial Officer	7/05 – 6/07

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 – Present

	Dreyfus Consumer Credit	Treasurer	7/05 – Present
Corporation ++

	Dreyfus Transfer, Inc. ++	Chief Financial Officer	7/05 – Present

	Dreyfus Service	Treasurer	7/05 – Present
Organization, Inc.++
	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 – Present

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Joseph W. Connolly	The Dreyfus Family of Funds++	Chief Compliance	10/04 – Present
Chief Compliance Officer		Officer
	Laurel Capital Advisors, LLP+	Chief Compliance	4/05 – Present
Officer
	The Mellon Funds Trust++	Chief Compliance	10/04 – Present
Officer
	MBSC, LLC++	Chief Compliance	10/04 – 6/07
Officer
	MBSC Securities Corporation++	Chief Compliance	6/07 – Present
Officer
	Dreyfus Service Corporation++	Chief Compliance	10/04 – 6/07
Officer

Gary E. Abbs	The Bank of New York Mellon+	First Vice President and	12/96 – Present
Vice President – Tax		Manager of Tax
Compliance

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Chairman	01/09 – Present
		President	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Jill Gill	Mellon Financial Corporation +	Vice President	10/01 – 6/07
Vice President –
Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present

	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Mellon Bank N.A. +	Vice President	10/06 – 6/08

	Dreyfus Service Corporation++	Vice President	10/06 – 6/07

Joanne S. Huber	The Bank of New York Mellon+	State & Local	07/1/07 –
Vice President – Tax		Compliance Manager	Present

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Anthony Mayo	None
Vice President –
Information Systems

John E. Lane	A P Colorado, Inc. +	Vice President – Real	8/07 – Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 – 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	AP Residential Realty, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	AP Wheels, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 – Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Eagle Investment Systems LLC	Vice President– Real	8/07 – Present
	65 LaSalle Road	Estate and Leases
West Hartford, CT 06107
	East Properties Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 – Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Bank Community Development	Vice President– Real	11/07 – Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 – Present
Estate and Leases
	Mellon Funding Corporation+	Vice President– Real	12/07 – Present
Estate and Leases
	Mellon Holdings, LLC+	Vice President– Real	12/07 – Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President– Real	8/07 – 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President– Real	8/07 – 7/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 – 07/08
Estate and Leases
	Mellon Trust Company of New England, N.A.+	Vice President– Real	8/07 – 6/08
Estate and Leases
	Mellon Trust Company of New York LLC++	Vice President– Real	8/07 – 6/08
Estate and Leases
	Mellon Ventures, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	Melnamor Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 – Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	Pareto New York LLC++	Vice President– Real	10/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Pontus, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Promenade, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	RECR, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	SKAP #7+	Vice President– Real	8/07 – 11/07
Estate and Leases
	Technology Services Group, Inc.*****	Senior Vice President	6/06 – Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 – Present
		Senior Vice President	4/04 – 5/08

	Texas AP, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 – Present
Estate and Leases
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 – Present

	Trilem, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
Jeanne M. Login	A P Colorado, Inc. +	Vice President– Real	8/07 – Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 – 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	AP Residential Realty, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	AP Wheels, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	APT Holdings Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	BNY Investment Management Services LLC++++	Vice President– Real	1/01 – Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 – Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Eagle Investment Systems LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	East Properties Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 – Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Mellon Bank Community Development	Vice President – Real	11/07 – Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 – Present
Estate and Leases
	Mellon Funding Corporation+	Vice President – Real	12/07 – Present
Estate and Leases
	Mellon Holdings LLC+	Vice President – Real	12/07 – Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President – Real	8/07 – 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President – Real	8/07 – 7/08
Estate and Leases
	Mellon Trust of New England, N.A. *	Vice President – Real	8/07 – 6/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 – 7/08
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 – Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Promenade, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	RECR, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	SKAP #7+	Vice President – Real	8/07 – 11/07
Estate and Leases
	Tennesee Processing Center LLC*****	Managing Director	5/08 – Present
		Senior Vice President	4/04 – 5/08

	Texas AP, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 – Present
Estate and Leases
	Trilem, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases

James Bitetto	MBSC Securities Corporation++	Assistant Secretary	6/07 – Present
Secretary
	Dreyfus Service Corporation++	Assistant Secretary	8/98 – 6/07

	Dreyfus Service Organization, Inc.++	Secretary	8/05 – Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - Present
		Director	2/02 – 7/06

	Founders Asset Management LLC****	Assistant Secretary	3/09 – Present

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 595 Market Street, Suite 3000, San Francisco, California 94105.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 27. Principal Underwriters

     (a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:

1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BASIC U.S. Government Money Market Fund
7.	Dreyfus BASIC U.S. Mortgage Securities Fund
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Cash Management Plus, Inc.
11.	Dreyfus Connecticut Municipal Money Market Fund, Inc.
12.	Dreyfus Funds, Inc.
13.	The Dreyfus Fund Incorporated
14.	Dreyfus Government Cash Management Funds
15.	Dreyfus Growth and Income Fund, Inc.
16.	Dreyfus Index Funds, Inc.
17.	Dreyfus Institutional Cash Advantage Funds
18.	Dreyfus Institutional Money Market Fund
19.	Dreyfus Institutional Preferred Money Market Funds
20.	Dreyfus Institutional Reserves Funds
21.	Dreyfus Intermediate Municipal Bond Fund, Inc.
22.	Dreyfus International Funds, Inc.
23.	Dreyfus Investment Funds
24.	Dreyfus Investment Grade Funds, Inc.
25.	Dreyfus Investment Portfolios
26.	The Dreyfus/Laurel Funds, Inc.
27.	The Dreyfus/Laurel Funds Trust
28.	The Dreyfus/Laurel Tax-Free Municipal Funds
29.	Dreyfus LifeTime Portfolios, Inc.
30.	Dreyfus Liquid Assets, Inc.
31.	Dreyfus Manager Funds I
32.	Dreyfus Manager Funds II
33.	Dreyfus Massachusetts Municipal Money Market Fund
34.	Dreyfus Midcap Index Fund, Inc.
35.	Dreyfus Money Market Instruments, Inc.
36.	Dreyfus Municipal Bond Opportunity Fund
37.	Dreyfus Municipal Cash Management Plus
38.	Dreyfus Municipal Funds, Inc.
39.	Dreyfus Municipal Money Market Fund, Inc.
40.	Dreyfus New Jersey Municipal Bond Fund, Inc.
41.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
42.	Dreyfus New York AMT-Free Municipal Bond Fund
43.	Dreyfus New York AMT-Free Municipal Money Market Fund
44.	Dreyfus New York Municipal Cash Management
45.	Dreyfus New York Tax Exempt Bond Fund, Inc.

46.	Dreyfus Opportunity Funds
47.	Dreyfus Pennsylvania Municipal Money Market Fund
48.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
49.	Dreyfus Premier Equity Funds, Inc.
50.	Dreyfus Premier GNMA Fund, Inc.
51.	Dreyfus Premier Investment Funds, Inc.
52.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
53.	Dreyfus Premier Worldwide Growth Fund, Inc.
54.	Dreyfus Research Growth Fund, Inc.
55.	Dreyfus State Municipal Bond Funds
56.	Dreyfus Stock Funds
57.	Dreyfus Short-Intermediate Government Fund
58.	The Dreyfus Socially Responsible Growth Fund, Inc.
59.	Dreyfus Stock Index Fund, Inc.
60.	Dreyfus Tax Exempt Cash Management Funds
61.	The Dreyfus Third Century Fund, Inc.
62.	Dreyfus Treasury & Agency Cash Management
63.	Dreyfus Treasury Prime Cash Management
64.	Dreyfus U.S. Treasury Intermediate Term Fund
65.	Dreyfus U.S. Treasury Long Term Fund
66.	Dreyfus 100% U.S. Treasury Money Market Fund
67.	Dreyfus Variable Investment Fund
68.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
69.	General California Municipal Money Market Fund
70.	General Government Securities Money Market Funds, Inc.
71.	General Money Market Fund, Inc.
72.	General Municipal Money Market Funds, Inc.
73.	General New York Municipal Bond Fund, Inc.
74.	General New York Municipal Money Market Fund
75.	Strategic Funds, Inc.

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
J. David Officer*	President and Director	President
Ken Bradle**	Executive Vice President and Director	None
Robert G. Capone*****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	None
Sue Ann Cormack**	Executive Vice President	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher******	Executive Vice President	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman****	Executive Vice President	None
James Neiland*	Executive Vice President	None
Sean O’Neil*****	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Noreen Ross*	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	None
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Marc S. Isaacson**	Senior Vice President	None
Denise B. Kneeland*****	Senior Vice President	None
Mary T. Lomasney*****	Senior Vice President	None
Barbara A. McCann*****	Senior Vice President	None
Christine Carr Smith******	Senior Vice President	None
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
William Germenis*	Vice President – Compliance and Anti-Money Laundering	Anti-Money Laundering
	Officer	Compliance Officer
Karin L. Waldmann*	Privacy Officer	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
John E. Lane*******	Vice President – Real Estate and Leases	None
Jeanne M. Login*******	Vice President – Real Estate and Leases	None
Edward A. Markward*	Vice President – Compliance	None
Paul Molloy*	Vice President	None
Anthony Nunez*	Vice President – Finance	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

James Bitetto*	Assistant Secretary	Vice President and
Assistant Secretary
James D. Muir*	Assistant Secretary	None
Ken Christoffersen***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is 210 University Blvd., Suite 800, Denver, CO 80206.
****	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
*****	Principal business address is One Boston Place, Boston, MA 02108.
******	Principal business address is 595 Market Street, San Francisco, CA 94105.
*******	Principal business address is 101 Barclay Street, New York 10286.

Item 28.	Location of Accounts and Records

1.	The Bank of New York Mellon
One Wall Street
New York, New York 10286

2.	DST Systems, Inc.
1055 Broadway
Kansas City, MO 64105

3.	The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Item 29.	Management Services

Not Applicable

Item 30.	Undertakings

None

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 23rd day of July, 2009.


DREYFUS INVESTMENT FUNDS BY: /s/J. David Officer* /s/J. David Officer, President

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/J. David Officer*	President (Principal Executive Officer)	7/23/2009

J. David Officer

/s/James Windels*	Treasurer (Principal Financial and	7/23/2009

James Windels	Accounting Officer)

/s/Joseph S. DiMartino*	Trustee, Chairman of the Board	7/23/2009

Joseph S. DiMartino

/s/James M. Fitzgibbons*	Trustee	7/23/2009

James M. Fitzgibbons

/s/Kenneth A. Himmel*	Trustee	7/23/2009

Kenneth A. Himmel

/s/Stephen J. Lockwood*	Trustee	7/23/2009

Stephen J. Lockwood

/s/Roslyn M. Watson*	Trustee	7/23/2009

Roslyn M. Watson

/s/Benaree Pratt Wiley*	Trustee	7/23/2009

Benaree Pratt Wiley
*By:	/s/James Bitetto

Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit No.

(n)(3) Rule 18f-3 Plan for Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund and Dreyfus/Standish Intermediate Tax Exempt Bond Fund.